EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File numbers 333-290259, 333-285669, and 333-283242) and Form S-8 (File numbers 333-287451 and 333-256279) of Red Cat Holdings, Inc. (the “Company”) of our report dated March 31, 2025, relating to the consolidated financial statements of the Company, which appear in this Form 10-K.

/s/ dbbmckennon

Newport Beach, California
March 19, 2026